Exhibit 10.1

Execution Version

BRIDGE CREDIT AGREEMENT

dated as of

April 24, 2015

among

MYLAN N.V.,

as Borrower

and

the Guarantors party hereto

and

GOLDMAN SACHS BANK USA,

as Administrative Agent

and the Lenders party hereto

GOLDMAN SACHS BANK USA,

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:

Schedule 1.01	–	Existing Foreign Facilities
Schedule 2.01A	–	Tranche A Commitment Schedule
Schedule 2.01B	–	Tranche B Commitment Schedule
Schedule 2.01C	–	Tranche C Commitment Schedule
Schedule 2.03	–	Specified Litigation
Schedule 3.01	–	Subsidiaries
Schedule 3.06	–	Disclosed Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Restricted Payments
Schedule 6.05(e)	–	Investments
Schedule 6.06	–	Affiliate Transactions
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Note
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Guarantor Joinder Agreement

BRIDGE CREDIT AGREEMENT

This BRIDGE CREDIT AGREEMENT (this “Agreement”) is dated as of April 24, 2015 among MYLAN N.V., a public limited company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands (the “Borrower”), certain Affiliates and Subsidiaries of the Borrower from time to time party hereto as Guarantors, each Lender from time to time party hereto, and GOLDMAN SACHS BANK USA, as Administrative Agent.

The parties hereto agree to the following:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.

“Acquisition” means the acquisition by the Borrower of the Shares pursuant to an Offer or an Arrangement.

“Acquisition Costs” means all non-periodic fees, costs and expenses, stamp, registration and other Taxes incurred (or required to be paid) by or on behalf of the Borrower, or otherwise arising, in connection with the Acquisition (including costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with the refinancing of any existing Indebtedness).

“Acquisition Indebtedness” means any Indebtedness of the Loan Parties that has been issued for the purpose of financing, in part, the acquisition of an Acquired Entity or Business.

“Act” means the Companies Act 1963 of Ireland (as amended).

“Administrative Agent” means Goldman Sachs, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; it being acknowledged and agreed that the Foundation is not an Affiliate of the Borrower or any of its Subsidiaries.

“Agent Parties” has the meaning assigned in Section 9.01(c).

“Agreement” has the meaning assigned in the preamble hereto.

“Announcement” means the Offer Announcement or, if the Acquisition is subsequently switched to an Arrangement, the Arrangement Announcement.

“Applicable Foreign Obligor Documents” has the meaning assign in Section 3.16(a).

“Applicable Percentage” means, with respect to any Lender and any Tranche of Loans or Commitments at any time, the percentage (carried out to the ninth decimal place) of the aggregate Loans or Commitments of such Tranche represented by (i) on or prior to the initial Borrowing in respect of such Tranche, such Lender’s Commitment in respect of such Tranche at such time and (ii) thereafter, the principal amount of such Lender’s Loans in respect of such Tranche at such time. The initial Applicable Percentage of each Lender (a) in respect of the Tranche A Commitments is set forth next to the name of such Lender on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, (b) in respect of the Tranche B Commitments is set forth next to the name of such Lender on Schedule 2.01B or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable and (c) in respect of the Tranche C Commitments is set forth next to the name of such Lender on Schedule 2.01C or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	Applicable Margin for Eurocurrency Loans	Applicable Margin for Base Rate Loans
1	> BBB+ / Baa1	1.125%	0.125%
2	BBB / Baa2	1.250%	0.250%
3	BBB- / Baa3	1.500%	0.500%
4	BB+ / Ba1	2.000%	1.000%
5	< BB / Ba2	2.225%	1.225%

; provided that the Applicable Rate for Eurocurrency Loans and Base Rate Loans at each Pricing Level shall be increased by (a) 0.25% per annum on the date that is 90 days after the Closing Date, (b) an additional 0.25% per annum on the date that is 180 days after the Closing Date and (c) an additional 0.50% per annum on the date that is 270 days after the Closing Date.

Initially, the Applicable Rate shall be determined based upon Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement” means, if the Acquisition proceeds by way of an Arrangement, a scheme of arrangement made pursuant to section 201 of the Act to be proposed by the Target to its shareholders pursuant to which the Borrower will become the only shareholder of the Target with or subject to any modification, addition or condition approved or imposed by the Court.

“Arrangement Announcement” shall mean a press release announcing, in compliance with Rule 2.5 of the Irish Takeover Rules, a firm intention to make an offer, which is to be implemented by means of the Arrangement, which press release shall be consistent with the Offer Announcement.

“Arrangement Circular” means, if the Acquisition proceeds by way of an Arrangement, a circular to the relevant shareholders of Target, issued, or to be issued, by the Target, setting out the proposals for the Arrangement, including the notice of General Meeting and the Court Meeting.

“Arrangement Documents” means, if the Acquisition proceeds by way of an Arrangement:

(i) the Arrangement Announcement;

(ii) the Arrangement Circular;

(iii) the Arrangement Resolutions; and

(iv) any other document issued by or on behalf of the Target to the Target’s shareholders in respect of the Arrangement.

“Arrangement Effective Date” means, if the Acquisition proceeds by way of an Arrangement, the date on which the Court Order confirming the capital reduction in connection with the Arrangement is filed with the Registrar of Companies in Ireland.

“Arrangement Resolutions” means, if the Acquisition proceeds by way of an Arrangement, the resolutions of the Target shareholders for the implementation of the Arrangement referred to and substantially in the form to be set out in the Arrangement Circular.

“Arranger” means Goldman Sachs.

“Asset Sale” means (x) any Disposition or series of related Dispositions by the Borrower or any of its Subsidiaries and (y) the receipt by the Borrower or any of its Subsidiaries of any property insurance as a result of any loss, damage or destruction of any of assets or from the condemnation of any assets of such Person; provided that “Asset Sale” shall not include Dispositions (i) to the Borrower or any other Subsidiary, (ii) in the ordinary course of business, (iii) of inventory or factoring of accounts receivable of the Borrower or any of its Subsidiaries, including as part of Permitted Receivables Facilities, (iv) of cash or Cash Equivalents, (v) of accounts or notes receivable in connection with the compromise, settlement or collection of such accounts or notes, (vi) of excess, damaged, obsolete or worn out assets in the ordinary course of business, (vii) to the extent that the Net Cash Proceeds of such Disposition in any single transaction or related series of transactions is equal to $25,000,000 or less or (viii) sales of Equity Interests of the Target constituting Margin Stock.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of:

(i) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%;

(ii) the rate of interest in effect for such day as published by the Wall Street Journal (eastern edition) from time to time as the “U.S. Prime Rate”; and

(iii) the Eurocurrency Rate applicable to Tranche A Loans in effect on such day plus 1.00%.

Any change in the Base Rate due to a change in the published “U.S. Prime Rate” or the Federal Funds Effective Rate shall be effective on the effective day of such change in the “U.S. Prime Rate” or the Federal Funds Effective Rate, respectively.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans of the same Type and Tranche, made on the same date or converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) with respect to Eurodollar Loans denominated in Dollars, $5,000,000 and (b) with respect to Eurodollar Loans denominated in Euros, €5,000,000.

“Borrowing Multiple” means (a) with respect to Eurodollar Loans denominated in Dollars, $1,000,000 and (b) with respect to Eurodollar Loans denominated in Euros, €1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means (a) for all purposes other than as covered by clause (b) or (c), any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or the state of New York and (b) if such day relates to any interest rate settings as to a Eurocurrency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any day described in clause (a) on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Effective Date, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Effective Date that would appear on a balance sheet of such Person prepared as of such date.

“Capital Reduction” means, if the Acquisition proceeds by way of an Arrangement, the proposed reduction of the share capital of the Target under Sections 72 and 74 of the Act, which forms part of the Arrangement.

“Captive Insurance Subsidiary” means American Triumvirate Insurance Company, a Vermont corporation or any successor thereto, so long as such Subsidiary is maintained as a special purpose self-insurance subsidiary.

“card obligations” means any Loan Party or any Subsidiary’s participation in commercial (or purchasing) card programs.

“Cash Convertible Notes” means the Borrower’s 3.75% Cash Convertible Notes due 2015.

“Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union;

(2) time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a Lender or (ii) is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least A-2, P-2, or F-2, short-term, or A or A2, long-term, by Moody’s, S&P or Fitch (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”). Issues with only one short term credit rating must have a minimum credit rating of A 1, P 1 or F 1;

(3) commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) and rated at least A 2 by S&P and at least P 2 by Moody’s;

(4) asset-backed securities rated AAA by Moody’s, S&P, or Fitch, with weighted average lives of 3 years or less (measured to the next maturity date);

(5) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union maturing within 365 days from the date of acquisition;

(6) money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (5); and

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

provided, that except in the case of clauses (4) and (5) above, the maximum maturity date of individual securities or deposits will be 3 years or less at the time of purchase or deposit.

“Certain Funds Covenants” shall mean the covenants set forth in Section 5.08, Section 5.10 (other than paragraphs (a), (d) and (h)(i), (ii) and (iii)), Section 5.11 (other than paragraphs (a) and (c)) and Section 5.12 (other than paragraphs (f) and (g)).

“Certain Funds Events of Default” means any continuing Event of Default, in each case relating to the Borrower and its Subsidiaries (and, for the avoidance of doubt, excluding the Target and its subsidiaries and excluding any Event of Default or procurement obligation with respect to the Target and its subsidiaries) arising under Section 7.01(a), Section 7.01(b), Section 7.01(c) (in relation to a Certain Funds Representation only), Section 7.01(d) (in relation to a Certain Funds Covenant only), Section 7.01(h), Section 7.01(i), Section 7.01(m) or Section 7.01(n).

“Certain Funds Period” means the period commencing on the date of the Announcement and ending on the earliest to occur of one or more of the following events:

(a) the Offer or (if applicable) Arrangement lapses or is withdrawn;

(b) in the case of an Offer:

(i) the Offer Document is not dispatched within 28 days of the Announcement (or, if the Announcement includes a pre-condition to the Offer, within 28 days of the waiver or satisfaction of that pre-condition) or such later date as the Panel may agree; or

(ii) the date falling 15 days after the Offer is closed or, if at that date the Squeeze-Out procedure is required to be used to acquire 100% of the Shares in the Target, the date on which the Target becomes a wholly-owned Subsidiary of the Borrower;

(c) in the case of an Arrangement:

(i) 15 days after the Arrangement Effective Date;

(ii) a court meeting is held to approve the Arrangement but the shareholders do not approve the Arrangement;

(iii) a general meeting is held to pass the Arrangement Resolutions but the Arrangement Resolutions are not passed;

(iv) applications for the Court Orders are made but the court refuses the orders;

(v) the Arrangement Circular is not dispatched within 28 days of the Announcement (or, if the Announcement includes a pre-condition to the Offer, within 28 days of the waiver or satisfaction of that pre-condition) or such later date as the Panel may agree; or

(vi) the Filing Date does not occur within 28 days of the Court Order;

(d) the date on which the Target becomes a wholly owned subsidiary of the Borrower and all consideration payable in relation to the Shares is paid; or

(e) the Longstop Date.

“Certain Funds Representations” shall mean the representations and warranties set forth in the first sentence of Section 3.01 (as to due organization and valid existence only), Section 3.02, Section 3.03(b), Section 3.03(c) (to the extent relating to material debt instruments of the relevant Loan Party including, without limitation, the Revolving Credit Agreement), Section 3.08, Section 3.11, Section 3.13, Section 3.14 and Section 3.15.

“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) other than the Foundation, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not nominated or proposed by the board of directors of the Borrower; provided that an event described by clause (a) or (b) of this definition that lasts for fewer than 60 days shall not constitute a Change in Control if prior to the expiration of such period, the Foundation exercises its right to acquire Equity Interests in the Borrower such that the event that would otherwise constitute a Change in Control has ceased to exist (it being understood that during such period a Default (but not an Event of Default) shall exist hereunder ).

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.14.

“Closing Date” means the date on which the conditions specified in Section 4.02 of this Agreement were satisfied (or waived in accordance with Section 9.02 of this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, its Tranche A Commitment, Tranche B Commitment or Tranche C Commitment. Each reference herein to “Commitments” without specifying a Tranche of Commitments shall be deemed a reference to Commitments of each Tranche.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and, except in the case of clause (xii), to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill or assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, (vi) any other non-cash items, (vii) any unusual, infrequent or extraordinary loss or charge (including the amount of any restructuring, integration, transition, executive severance, facility closing, unusual litigation and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Borrower and its Subsidiaries, including the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines), (viii) non-recurring cash charges in connection with the litigation described on Schedule 2.03, (ix) without duplication, income of any non-wholly owned Subsidiaries and deductions attributable to minority interests, (x) any non-cash costs or expenses incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock plan, (xi) expenses with respect to casualty events, (xii) the amount of net cost savings in connection with any acquisition of an Acquired Entity or Business or otherwise projected by the Borrower in good faith to be realized as a result of specified actions taken prior to the last day of such period (calculated on a pro forma basis as though such cost savings had been realized since the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) in connection with any acquisition of an Acquired Entity or Business, such actions have been taken within 12 months after the closing date of an acquisition of an Acquired Entity or Business and (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vii) above with respect to such period, (xiii) expenses incurred in connection with any acquisition of an Acquired Entity or Business, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith), (xiv) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition of an Acquired Entity or Business, (xv) non-cash charges pursuant to ASC 715, minus, to the extent included in Consolidated Net Income, the sum of (xvi) any unusual, infrequent or extraordinary income or gains, (xvii) any other non-cash income or gains (except to the extent representing (x) an accrual for future cash income or in respect of which cash was received in a prior period or (y) the reversal of any cash reserves established in a prior period), and (xviii) any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA in a prior period pursuant to clause (vi) above), all calculated for the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133.

“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, but excluding, any (i) non-cash interest expense attributable to the movement in mark-to-market valuation under Swap Agreements or other derivative instruments, (ii) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination of Swap Agreements prior to or reasonably contemporaneously with the Closing Date, (iii) amortization of deferred financing fees and (iv) expensing of bridge or other financing fees) of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capital Lease Obligations of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (b) commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries (other than the Captive Insurance Subsidiary) with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower or a wholly owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Borrower or any of its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (g) all interest on any Indebtedness of the Borrower or any of its Subsidiaries (other than the Captive Insurance Subsidiary) of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary).

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the income or deficit of the Captive Insurance Subsidiary, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any amortization of deferred charges resulting from the application of “Accounting Principles Board Opinion No. APB 14-1 — Accounting for Convertible Debt Instruments” that may be settled in cash upon conversion (including partial cash settlement) and (f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, together with any related provision for taxes on any such income. There shall be excluded from Consolidated Net Income for any period (i) any gains or losses resulting from any reappraisal, revaluation or write-up or write down of assets (including any gains and losses attributable to movement in the mark-to-market valuation of (1) any Permitted Convertible Indebtedness, (2) any Permitted Bond Hedge Transaction, (3) any Permitted Warrant Transaction and (4) purchase options and related contingencies), (ii) any non-cash charges recorded in respect of intangible assets (but excluding scheduled amortization of intangible assets), and (iii) the purchase accounting effects of in process research and development expenses and adjustments to property, inventory and equipment, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any acquisition, or the amortization or write-off of any amounts thereof.

“Consolidated Net Tangible Assets” means, with respect to the Borrower, the total amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or Section 5.01(b).

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries (other than the Captive Insurance Subsidiary) outstanding as of such time calculated on a consolidated basis (other than Indebtedness described in clause (h), (i) or (j) of the definition of “Indebtedness” (provided that there shall be included in Consolidated Total Indebtedness, any Indebtedness (x) in respect of drawings under the items in such clauses (h) and (i) to the extent not reimbursed within two Business Days after the date of such drawing and (y) in respect of any Swap Agreement entered into for speculative purposes)) plus (ii) the principal amount of any obligations of any Person (other than the Borrower or any Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Borrower or any Subsidiary (whether or not reflected on a consolidated balance sheet of the Borrower). Notwithstanding the foregoing, solely for the purposes of determining Consolidated Total Indebtedness at any time on or prior to the consummation of the acquisition of an Acquired Entity or Business, the aggregate principal amount of Acquisition Indebtedness that would otherwise be included in “Consolidated Total Indebtedness” shall exclude any such Acquisition Indebtedness that includes a customary “special mandatory redemption” provision (or other similar provision) requiring a Loan Party (within a reasonable period of time following the occurrence of an event set forth in clause (a) or (b) below) to redeem such Acquisition Indebtedness if (a) such acquisition is not consummated within a number of days reasonably acceptable to the Administrative Agent or (b) the acquisition agreement related to such acquisition terminates in accordance with its terms. For avoidance of doubt, the exclusion in the immediately preceding sentence shall not apply after consummation of the applicable acquisition.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Court” means the High Court of Ireland.

“Court Meeting” means, if the Acquisition proceeds by way of an Arrangement, the meeting of the holders of the Shares or any adjournment thereof to be convened by an order of the Court pursuant to section 201 of the Act to consider and, if thought fit, approve the Arrangement (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.

“Court Orders” means, if the Acquisition proceeds by way of an Arrangement, the order(s) of the Court sanctioning the Arrangement under section 201 of the Act and confirming the associated reduction of share capital under section 74 of the Act.

“Debt Issuance” means the issuance or incurrence of Indebtedness for borrowed money by the Borrower or any Subsidiary, including, for the avoidance of doubt, any issuance or incurrence of Indebtedness in connection with or to finance the Acquisition (or refinance any such Indebtedness), but excluding Excluded Debt.

“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s (collectively, the “Debt Ratings”) of Mylan Inc.’s non-credit-enhanced, senior unsecured long-term debt (provided that if a Debt Rating for the Borrower is then available, then such rating shall be determined by reference to the Debt Rating of the Borrower); provided that (i) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (ii) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (iii) if there exists only one Debt Rating, such Debt Rating shall apply; and (iv) if no Debt Rating is available, Pricing Level 5 shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.12(c).

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of any Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it has committed to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Lenders” means such Persons as have been identified in that certain syndication plan jointly developed by the Borrower and the Arranger on or prior to the Effective Date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in any reports, schedules, forms, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by the Borrower with the SEC or furnished by the Borrower to the SEC pursuant to the Securities Exchange Act, in each case, filed or furnished before the Effective Date and which are available to the Lenders before the Effective Date or on Schedule 3.06.

“Disposition” means, with respect to any Person any sale, transfer, license, lease or other disposition of any Property by such Person including any sale, assignment, transfer or other disposal of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Final Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 of this Agreement were satisfied (or waived in accordance with Section 9.02 of this Agreement).

“Effective Date Guarantors” means Mylan Inc.

“Environmental Laws” means all Laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials on the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means the issuance or sale of any Equity Interests of the Borrower or any of its Subsidiaries to any Person on or following the Effective Date other than (i) by any Subsidiary to the Borrower or any other Subsidiary (as applicable), (ii) pursuant to any equity compensation plan, employment agreement or employee benefit plan or agreement or pursuant to the exercise or vesting of any stock options, restricted stock units, stock appreciation rights, warrants or other equity-based awards, (iii) directors’ qualifying shares, (iv) as consideration in connection with the Acquisition, (v) as consideration (or the proceeds of which will be used as consideration) in connection with any Investment (other than the Acquisition), divestiture or joint venture, (vi) in connection with hedging programs, (vii) upon conversion or exercise of outstanding securities or options and (viii) to the Foundation.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to such conversion, Indebtedness that is convertible into any such equity interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent and the Borrower (and if not so mutually agreed, the provisions of Section 2.13 shall apply), as published on the applicable Bloomberg or

Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (x) the Eurocurrency Rate shall be in no event be deemed to be an amount less than zero and (y) to the extent a comparable or successor rate is approved by the Administrative Agent and the Borrower in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Debt” means (a) intercompany Indebtedness among Borrower and/or the Subsidiaries, (b) any refinancing, extension, amendment, renewal or replacement of (i) the Existing Revolving Credit Agreement, the Existing Securitization Facility, the 7.875% Senior Notes due 2020 of Mylan Inc. or the Cash Convertible Notes due 2015 of Mylan Inc. or (ii) any Indebtedness of the Borrower or any of its Subsidiaries existing on the Effective Date that matures prior to the Final Maturity Date, in each case, so long as such refinancing, extension or renewal does not increase the aggregate principal or committed amount thereof except by an amount equal to accrued and unpaid interest, a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, renewal or extension, (c) Indebtedness under the Revolving Credit Agreement or the Existing Securitization Facility, provided that the aggregate amount of Indebtedness excluded under this clause (c) shall not exceed the aggregate amount of commitments (whether used or unused) under the Revolving Credit Agreement in effect on the Effective Date (which amount is $1,500,000,000) or the Existing Securitization Facility in effect on the Effective Date (which amount is $400,000,000), (d) any ordinary course letter of credit facilities, purchase money indebtedness and equipment financings, (e) Capital Lease Obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries, (f) ordinary course foreign credit lines existing as of the Effective Date and set forth on Schedule 1.01(whether drawn or undrawn and including any renewal, extension or replacement thereof); provided that to the extent the aggregate amount of Indebtedness exceeds the aggregate amount of commitments (whether used or unused) under such credit line in effect on the Effective Date, any Indebtedness in respect of such excess commitments shall not constitute “Excluded Debt”, (g) any increase in the principal amount of revolving commitments under the Revolving Credit Agreement in an amount not to exceed $150,000,000 (and any borrowings thereunder), (h) up to $750,000,000 of Indebtedness in connection with the acquisition of Famy Care Limited and (i) other Indebtedness not included in clauses (a)-(h) in an outstanding aggregate principal amount not to exceed $200.0 million. For the avoidance of doubt, Excluded Debt shall not include any Indebtedness issued or incurred by the Borrower or any of its Subsidiaries in connection with or to finance the Acquisition (or refinance any such Indebtedness).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.K. withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e), and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of December 19, 2014, among Mylan Inc., as the borrower, Bank of America, N.A., as administrative agent and the other parties from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Securitization Facility” means that certain Amended and Restated Receivables Purchase Agreement dated as of January 27, 2015, among Mylan Pharmaceuticals Inc., Mylan Securitization LLC, the purchasers and letter of credit issuers from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Term Credit Agreement” means that certain Term Credit Agreement dated as of December 19, 2014, among Mylan Inc., as the borrower, Bank of America, N.A., as administrative agent and the other parties from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Term Credit Agreement Amendment” means an amendment to the Existing Term Credit Agreement that permits the Acquisition and the Transactions.

“Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this agreement (or any amended or successor versions that are each substantively comparable and not materially more onerous to comply with) and any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance pursuant to, or in respect of, such intergovernmental agreements).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee and Syndication Letter of even date herewith, among the Borrower and Goldman Sachs.

“Filing Date” means the date on which the Court Orders confirming the Capital Reduction is filed with the Registrar of Companies of Ireland as required under Section 75 of the Act.

“Final Maturity Date” means the date that is 364 days after the Closing Date; provided that if such day is not a Business Day, the Final Maturity Date shall be the Business Day immediately preceding such day.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.

“Foreign Lender” means any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Obligor” means a Loan Party that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident or organized.

“Foundation” Stichting Preferred Shares Mylan, a foundation (stichting) established and existing under the laws of the Netherlands.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Meeting” means the general meeting of the holders of Shares (or any adjournment thereof) to be convened in connection with the Arrangement.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” means the Guarantee set forth in Article 10 or other form of guarantee agreement reasonably acceptable to the Administrative Agent and the Borrower.

“Guarantor” means the Effective Date Guarantors and each Affiliate or Subsidiary, if any, that provides a guarantee of the Obligations pursuant to Section 5.09 or otherwise.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is no longer contingent and appears as a liability on the balance sheet of such Person in accordance with GAAP and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j)

all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date) and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person, (B) obligations under customary overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs and (C) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and included as Indebtedness of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Interest Election Request” means a request by an Borrower to convert or continue a Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (in each case, subject to availability), or such other period that is twelve months or less requested by the Borrower and that is consented to by all the Lenders; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date in respect of the applicable Tranche of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment not to exceed the original amount of such Investment and (ii) in the event the Borrower or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Grade Standing” shall exist at any time when the Debt Rating from S&P is at or above BBB- or the Debt Rating from Moody’s is at or above Baa3.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997 and the Takeover Rules 2013 of Ireland.

“Laws” means, collectively, all international, foreign, Federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to clause (e) of Article 8.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any Guarantee Agreement, the Fee Letter, any promissory notes executed and delivered pursuant to Section 2.09(e) and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors from time to time party hereto, if any.

“Loan” means a Tranche A Loan, a Tranche B Loan or Tranche C Loan. Each reference herein to “Loans” without specifying a Tranche of Loans shall be deemed a reference to Loans of each Tranche.

“Longstop Date” means the date falling 364 days after the date of this Agreement.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $200,000,000.

“Material Subsidiary” means any Guarantor and any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Maturity Date” means, (a) in respect of the Tranche A Loans and Tranche B Loans, the Final Maturity Date and (b) in respect of the Tranche C Loans, the Tranche C Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, (a) in connection with any Asset Sale, the proceeds thereof actually received by the Borrower or any Subsidiary in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (1) attorneys’ fees, accountants’ fees, investment banking fees, brokerage and sales commissions, amounts required to be applied to the repayment of Indebtedness (A) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (2) other customary fees and expenses actually incurred in connection therewith, (3) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any actual tax benefit currently realized with respect to any available tax credits or deductions and any tax sharing arrangements), (4) any amounts to be provided by the Borrower or a Subsidiary as a reserve in accordance with GAAP against liabilities associated with the disposed asset and retained by the Borrower or any Subsidiary after such Disposition and (5) in the case of any Disposition of an asset by a Subsidiary that is not wholly owned, the pro rata portion of the Net Cash Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower or any wholly owned Subsidiary as a result thereof; provided that the Borrower may reinvest, or commit to reinvest, such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180 days of receipt of such proceeds, and in such case, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used (or committed to be used) prior to the end of such 180-day period (and if committed to be used with such 180-day period, not used within the maximum period contemplated in the relevant agreement for the consummation thereof), at which time such proceeds shall be deemed to be Net Cash Proceeds; and provided further that no proceeds of any Asset Sale shall constitute Net Cash Proceeds except to the extent in excess of $350,000,000 in the aggregate for all such Asset Sales and (b) in connection with any Equity Issuance or any Debt Incurrence, the cash proceeds received by the Borrower or any Subsidiary from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to any of the Lenders, their Affiliates and the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents (including under any of the Loans made or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Countries” has the meaning assigned in Section 3.15.

“OFAC Listed Person” has the meaning assigned in Section 3.15.

“Offer” means an offer to all shareholders of the Target by the Borrower to acquire all of the Shares referred to in the Announcement.

“Offer Announcement” means the announcement to be made by the Borrower pursuant to Rule 2.5 of the Irish Takeover Rules in respect of the Offer (as amended from time to time in a manner agreed by the Administrative Agent) which may include a pre-condition to the Offer in relation to receipt of required regulatory approvals necessary to consummate the Offer.

“Offer Document” means any offer document issued or to be issued by the Borrower to the shareholders of the Target in respect of the Offer (including any amendments, revisions or extensions thereof).

“Offer Effective Date” means, if the Acquisition proceeds by way of an Offer, the date on which the Offer is declared unconditional in all respects by the Borrower.

“Offer Related Documents” means, if the Acquisition Proceeds by way of an Offer:

(a) the Announcement;

(b) the Offer Document; and

(c) any other document issued by or on behalf of the Borrower to Target Shareholders in respect of the Offer.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Panel” means the Irish Takeover Panel.

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“Patriot Act” has the meaning assigned in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with an incurrence of Permitted Convertible Indebtedness, (b) the existing call options or capped call options (or substantively equivalent derivative transactions) purchased by the Borrower or Mylan Inc. in connection with the issuance of the Cash Convertible Notes and (c) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Bond Hedge Transaction occurring after the Effective Date, plus (ii) the purchase price for any Permitted Bond Hedge Transaction it is refinancing or replacing, if any, minus (iii) the cash proceeds received upon the termination or the retirement of the Permitted Bond Hedge Transaction it is replacing or refinancing, if any, less (y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the sale of any Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the net cash proceeds from the incurrence of the related Permitted Convertible Indebtedness.

“Permitted Convertible Indebtedness” means (a) Indebtedness of the Borrower or any Subsidiary (which may be Guaranteed by the Guarantors) that is (1) convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock) and (b) the Cash Convertible Notes.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure obligations under Environmental Laws), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article 7;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sub-lease, license or sublicense entered into by the Borrower or any of its Subsidiaries as a part of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Jurisdiction” means each of the Netherlands, the United Kingdom and the United States and any other jurisdiction approved by the Administrative Agent and each Lender.

“Permitted Receivables Facility” means any receivables facility or facilities created under the Permitted Receivables Facility Documents from time to time, providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred or pledged to a Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to a Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are made pursuant to a Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into from time to time in connection with a Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, or the issuance of notes or other evidence of Indebtedness secured by such notes, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Borrower) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement as determined by the Borrower in good faith and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Borrower in good faith.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (in each case, provided that Indebtedness in respect of such existing unutilized commitments is then permitted under Section 6.01) (in each case, it being understood that incurrence of Indebtedness in excess of the principal amount (plus any unpaid accrued interest and premium thereon and other reasonable amounts paid, and fees and expenses reasonably incurred in connection therewith) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended (including, without limitation, the amount equal to any existing commitments unutilized thereunder) shall be permitted if such excess amount is then permitted under Section 6.01 and reduces the otherwise permitted Indebtedness under Section 6.01, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(d), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Final Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(d), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the shorter of (x) the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (y) the Weighted Average Life to Maturity of the portion of such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended that matures on or prior to the Final Maturity Date and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Warrant Transaction” means (a) any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Borrower purchased by the Borrower substantially concurrently with a Permitted Bond Hedge Transaction and (b) the existing call options, warrants or rights to purchase (or substantively equivalent derivative transactions) sold by the Borrower substantially concurrently with the issuance of the Cash Convertible Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Acquisition Period” means, with respect to any acquisition, the period beginning on the date such acquisition is consummated and ending on the one-year anniversary of the date on which such acquisition is consummated.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.

“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Borrower in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of the Borrower, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of an acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are in the good faith determination of the Borrower reasonably identifiable and factually supportable and (y) expected to have a continuing impact on the consolidated financial results of the Borrower and its Subsidiaries.

“Prohibition” has the meaning assigned in Section 10.01.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Public Lender” has the meaning assigned in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating, as applicable, on Mylan Inc. or the Borrower, as applicable, publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower and reasonably satisfactory to the Administrative Agent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Receivables” means all accounts receivable (including all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity”. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Borrower and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Receiving Agent” means such receiving agent as may be appointed by the Borrower in connection with the Offer.

“Receiving Agent Account Letters” means the letters of instruction and engagement issued or to be issued by the Borrower to the Receiving Agent and countersigned by the Receiving Agent.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and administrators of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders with Loans or Commitments, as applicable, aggregating more than 50% of the aggregate principal amount of all Loans or Commitments, as applicable, outstanding at such time; provided that the Loans of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means (a) the chief executive officer, executive director, president, vice president, chief financial officer, treasurer, assistant treasurer, director (with respect to an Irish company) or controller of the Borrower or another Loan Party, as context shall require, and (b) solely for purposes of notices given pursuant to Article 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or another Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower or such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or such Loan Party.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)), other than to the Foundation, with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of December 19, 2014, among the Borrower, certain Affiliates and Subsidiaries of the Borrower from time to time party thereto, each lender from time to time party thereto and Bank of America as administrative agent thereunder.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Same Day Funds” means, immediately available funds

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Shares” means shares in the capital of the Target (including any shares of the Target issued prior to completion of the Acquisition) to the extent not cancelled as part of the Arrangement if the Acquisition proceeds by way of an Arrangement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“specified currency” has the meaning assigned in Section 2.20.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Borrower or any Subsidiary in any Person (including in connection with the Acquisition or any other acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving consideration paid by the Borrower or such Subsidiary in excess of $10,000,000, (ii) any disposition outside the ordinary course of business of assets by the Borrower or any Subsidiary with a fair market value in excess of $10,000,000, (iii) any incurrence or repayment of Indebtedness (in each case, other than borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related revolving credit commitment) and (iv) any Restricted Payment involving consideration paid by the Borrower or any Subsidiary in excess of $10,000,000.

“Squeeze-Out” means any procedure under the Act for the compulsory acquisition by the Borrower of any minority shareholders in the Target whether initiated by the Borrower or any minority shareholder in the Target.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower. For greater certainty, the parties acknowledge that the Foundation is not a subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Target” means Perrigo Company plc, a public limited company organized under the laws of Ireland.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.

“Tranche” means (a) with respect to Commitments, whether such Commitments are Tranche A Commitments, Tranche B Commitments or Tranche C Commitments, (b) with respect to Loans, whether such Loans are Tranche A Loans, Tranche B Loans or Tranche C Loans and (c) with respect to Lenders, whether such Lenders are Tranche A Lenders, Tranche B Lenders or Tranche C Lenders.

“Tranche A Commitment” the commitment, if any, of such Lender on the Closing Date to make a Tranche A Loan to the Borrower hereunder in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01A, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01A or in the Assignment and Assumption to which such Lender becomes a party hereto, as applicable. The aggregate amount of the Lenders’ Tranche A Commitments on the Effective Date is $8,760,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or Tranche A Loan.

“Tranche A Loan” has the meaning set forth in Section 2.01(a).

“Tranche B Commitment” the commitment, if any, of such Lender on the Closing Date to make a Tranche B Loan to the Borrower hereunder in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01B, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01B or in the Assignment and Assumption to which such Lender becomes a party hereto, as applicable. The aggregate amount of the Lenders’ Tranche B Commitments on the Effective Date is $800,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or Tranche B Loan.

“Tranche B Loan” has the meaning set forth in Section 2.01(b).

“Tranche C Commitment” the commitment, if any, of such Lender on the Closing Date to make a Tranche C Loan to the Borrower hereunder in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01C, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s Tranche C Commitment is set forth on Schedule 2.01C or in the Assignment and Assumption to which such Lender becomes a party hereto, as applicable. The aggregate amount of the Lenders’ Tranche C Commitments on the Effective Date is $1,499,000,000.

“Tranche C Lender” means a Lender with a Tranche C Commitment or Tranche C Loan.

“Tranche C Loan” has the meaning set forth in Section 2.01(c).

“Tranche C Maturity Date” means the date that is six months after the Closing Date; provided that if such day is not a Business Day, the Tranche C Maturity Date shall be the Business Day immediately preceding such day.

“Transaction Agreement” means the agreement (if any) to be entered into between the Target and the Borrower providing for the parties participation in, and carriage of, the Arrangement or as the case may be the Offer.

“Transaction Document” means:

(a) (in the case of an offer) the Offer Related Documents or (in the case of an Arrangement) the Arrangement Documents; and

(b) the Transaction Agreement.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of the Tranche A Loans, Tranche B Loans and Tranche C Loans hereunder and the use of the proceeds thereof.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency or the Base Rate.

“UK” and “United Kingdom” each mean United Kingdom of Great Britain and Northern Ireland.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Entity” means any Person that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan”) or by Tranche (e.g. a “Tranche A Loan”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time).

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Consolidated Leverage Ratio, Consolidated Total Assets and Consolidated Net Tangible Assets shall be calculated with respect to such period on a Pro Forma Basis.

Section 1.05. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.06. Pro Forma Compliance. Where any provision of this Agreement requires, as a condition to the permissibility of an action to be taken by any Loan Party or any of its Subsidiaries at any time prior to December 31, 2014, compliance on a Pro Forma Basis with Section 6.07, such provision shall mean that on a Pro Forma Basis, and after giving effect to such action, the Consolidated Leverage Ratio shall be no greater than the maximum level specified for December 31, 2014.

Section 1.07. Rounding. Any financial ratios required to be maintained by the Borrower and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08. [Intentionally Omitted].

Section 1.09. [Intentionally Omitted].

Section 1.10. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.11. [Intentionally Omitted].

Section 1.12. Eurocurrency Rate. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto; provided that the foregoing shall not apply to any liability arising out of the bad faith, willful misconduct or negligence of the Administrative Agent.

Section 1.13. Intention to Proceed by Way of an Offer. The Borrower currently intends to proceed with the Acquisition by way of an Offer rather than an Arrangement and this Agreement shall be interpreted accordingly unless and until such time as the Borrower elects to implement the Offer by way of an Arrangement in accordance with Section 5.10(h).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

Each Lender severally agrees:

(a) to make a single loan to the Borrower on the Closing Date in Dollars in an amount not to exceed such Lender’s Tranche A Commitment (collectively, the “Tranche A Loan”);

(b) to make a single loan to the Borrower on the Closing Date in Dollars in an amount not to exceed such Lender’s Tranche B Commitment (collectively, the “Tranche B Loan”); and

(c) to make a single loan to the Borrower on the Closing Date in Dollars in an amount not to exceed such Lender’s Tranche C Commitment (collectively, the “Tranche C Loan”).

Each Borrowing under this Section 2.01 shall consist of Loans made simultaneously by the Lenders in accordance with their respective Commitments under the applicable Tranche. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Tranche A Loans, Tranche B Loans and Tranche C Loans may, from time to time, be Base Rate Loans, Eurocurrency Loans, or a combination thereof, as further provided herein.

Section 2.02. Loans and Borrowings.

(a) Subject to the terms and conditions set forth herein, each funding of the Loans shall be made as part of a Borrowing consisting of Loans of a single Tranche funded by the Lenders ratably in accordance with their respective Commitments in respect of such Tranche. The failure of any Lender to make the portion of any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders in respect of any Tranche are several and no Lender shall be responsible for any other Lender’s failure to fund any Loan as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple (or, if not an integral multiple, the entire available amount) and not less than the Borrowing Minimum. Each Borrowing of, conversion to or continuation of Base Rate Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty (20) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing in respect of a Tranche of Loans if the Interest Period requested would end after the Maturity Date in respect of such Tranche of Loans.

Section 2.03. Requests for Borrowings. To request a Borrowing of Loans on the Closing Date, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Loans, the Borrower shall irrevocably notify the Administrative Agent of such request by (A) telephone or (B) a written Borrowing Request in a form attached hereto as Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower; provided that any telephonic notice must be confirmed immediately by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the

Administrative Agent of a written Borrowing Request. Each such Borrowing Request must be received by the Administrative Agent not later than noon (i) three Business Days prior to the requested date of the borrowing of Eurocurrency Loans, or any conversion to or continuation of Eurocurrency Loans or of any conversion of Eurocurrency Loans to Base Rate Loans, and (ii) on the requested date of the borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than noon four Business Days prior to the requested date of such borrowing of Eurocurrency Loans, conversion or continuation of Eurocurrency Loans, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such borrowing of Eurocurrency Loans, conversion or continuation of Eurocurrency Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Tranche of Loans with respect to which such requested Borrowing is to apply;

(ii) the aggregate amount of the requested Borrowing, conversion or continuation;

(iii) the date of such Borrowing, conversion or continuation, which shall be a Business Day;

(iv) whether such Borrowing, conversion or continuation is to be a Base Rate Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06;

(vii) whether the Borrower is requesting an initial borrowing of Loans of a given Tranche, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans; and

(viii) the Type of Loans to be borrowed (in the case of an initial borrowing of the Loan of the applicable Tranche) or to which existing Loans are to be converted.

If no election as to the Type of Borrowing is specified, then, the requested Borrowing shall be a Base Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Eurocurrency Loans, such Loans shall be continued as Eurocurrency Loans with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or conversion or continuation of Eurocurrency Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest

Period then in effect with respect to the applicable Eurocurrency Loans. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of a Default, no Tranche A Loans, Tranche B Loans or Tranche C Loans may be converted to or continued as Eurocurrency Loans without the consent of the Required Lenders.

Section 2.04. Mandatory Termination and Reduction of Commitments.

(a) (i) The Tranche A Commitments and Tranche C Commitments shall automatically terminate in their entirety on the date on which the Certain Funds Period terminates and (ii) the Tranche B Commitments shall automatically terminate in their entirety on the earlier of (x) the date on which the Existing Term Credit Agreement Amendment becomes effective and (y) the date on which the Certain Funds Period terminates. All fees accrued until the effective date of any termination of any Tranche of Commitments shall be paid on the effective date of such termination.

(b) Upon receipt by the Borrower or any of its Subsidiaries, on or after the date hereof and prior to the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, the Commitments shall be immediately reduced in an amount equal to 100% of such Net Cash Proceeds, which reductions shall be applied first, if any Tranche A Commitments or Tranche B Commitments are then outstanding, to the Tranche A Commitments and Tranche B Commitments on a pro rata basis until the Tranche A Commitments and Tranche B Commitments are reduced to $0 and second, to the Tranche C Commitments. In lieu of the foregoing, in the event the Existing Term Credit Agreement is refinanced or replaced, the Commitments in respect of the Tranche B Term Loan shall be reduced by the Net Cash Proceeds thereof. The Borrower shall promptly (and in any event within two Domestic Business Days) notify the Administrative Agent of receipt of such Net Cash Proceeds, and the Administrative Agent will promptly notify each Lender of its receipt of each such notice. Once reduced pursuant to this Section 2.04(b), the Commitments may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Applicable Percentage in respect of the applicable Tranche.

Section 2.05. [Intentionally Omitted].

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make the portion of each Tranche of Loans to be made by it hereunder on the date of the initial Borrowing in respect of such Tranche of Loans by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the applicable Lenders in an amount equal to such Lender’s Applicable Percentage in respect of such Tranche or other percentage provided for herein. The Administrative Agent will make each Loan available to the Borrower on the date of such initial Borrowing by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of the borrowing in paragraph (a) of this Section that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the

Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the borrowing on the applicable date available to the Administrative Agent, then the applicable Lender and the Borrower severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. [Intentionally Omitted].

Section 2.08. Reduction of Commitments. The aggregate Commitments shall be automatically, permanently and irrevocably reduced to zero at 5:00 p.m., New York City time, on the Closing Date, such that no additional Loans or other extension of credit in respect thereof will be made after the Closing Date.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (a) in Dollars to the Administrative Agent for the account of each Tranche A Lender the then unpaid principal amount of each Tranche A Loan of such Tranche A Lender on the Final Maturity Date (or such earlier date on which the Tranche A Loans become due and payable pursuant to Article 7) and in any event such payment shall be in an amount equal to the aggregate principal amount of all Tranche A Loans outstanding on such date, (b) in Dollars to the Administrative Agent for the account of each Tranche B Lender the then unpaid principal amount of each Tranche B Loan of such Tranche B Lender on the Final Maturity Date (or such earlier date on which the Tranche B Loans become due and payable pursuant to Article 7) and in any event such payment shall be in an amount equal to the aggregate principal amount of all Tranche B Loans outstanding on such date and (c) in Dollars to the Administrative Agent for the account of each Tranche C Lender the then unpaid principal amount of each Tranche C Loan of such Tranche C Lender on the Tranche C Maturity Date (or such earlier date on which the Tranche C Loans become due and payable pursuant to Article 7) and in any event such payment shall be in an amount equal to the aggregate principal amount of all Tranche C Loans outstanding on such date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Tranche and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each Tranche of Loans and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders in respect of any Tranche and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.10. Mandatory and Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice given in accordance with paragraph (b) of this Section, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

(b) Upon receipt by the Borrower or any of its Subsidiaries, on or after the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, the Borrower shall within five Business Days of such receipt, prepay the Loans in an amount equal to 100% of such Net Cash Proceeds.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Borrowing, not later than noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of the then outstanding principal amount of the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment pursuant to paragraph (a) of this Section of (x) any Eurocurrency Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (y) any Base Rate Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each prepayment pursuant to this Section 2.10 shall be applied first, if any Tranche A Loans or Tranche B Loans are then outstanding, to the Tranche A Loans and Tranche B Loans on a pro rata basis until the aggregate outstanding principal amount of the Tranche A Loans and Tranche B Loans is reduced to $0 and second if any Tranche C Loans are then outstanding, to the Tranche C Loans until the aggregate outstanding principal amount of the Tranche C Loans is reduced to $0. Prepayments pursuant to this Section 2.10 shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

Notwithstanding anything in Section 2.04, this Section 2.10 or anything else herein to the contrary, any prepayment of Loans or reduction of Commitments, whether voluntary or mandatory, to be made with respect to the Commitments or Loans of Goldman Sachs and Goldman Sachs Lending Partners LLC under this Agreement shall be allocated between their respective Commitments or Loans, as applicable, as Goldman Sachs and Goldman Sachs Lending Partners LLC shall designate by notice in writing to the Administrative Agent.

Section 2.11. Fees.

(a) The Borrower agrees to pay (i) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent and (ii) to the Arranger, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Arranger. Fees paid shall not be refundable under any circumstances.

(b) The Borrower shall pay to the Administrative Agent:

(i) for the account of each Tranche A Lender and Tranche C Lender in accordance with its Applicable Percentage of Tranche A Commitments or Tranche C Commitments, as applicable, a ticking fee accruing from and including the date that is 30 days after the Effective Date through and excluding the earlier of (x) the Closing Date and (y) the end of the Certain Funds Period at a rate equal to 0.175% per annum, which fee shall be earned as it accrues and will be due and payable on the earlier of the Closing Date and the end of the Certain Funds Period (or earlier termination of the Tranche A Commitments or Tranche C Commitments, as applicable); and

(ii) for the account of each Tranche B Lender in accordance with its Applicable Percentage of Tranche B Commitments, a ticking fee accruing from and including the date that is 45 days after the Effective Date through and excluding the earlier of (x) the Closing Date and (y) the end of the Certain Funds Period at a rate equal to 0.175% per annum, which fee shall be earned as it accrues and will be due and payable on the Closing Date and the end of the Certain Funds Period (or earlier termination of the Tranche B Commitments).

(c) If the Tranche A Loans have not been repaid in full in cash on or prior to:

(i) the 90th day after the Closing Date, the Borrower shall pay on such date to the Administrative Agent for the account of each Tranche A Lender in accordance with its Applicable Percentage of Tranche A Loans a fully earned and non-refundable duration fee in an amount equal to (x) if the Borrower shall have Investment Grade Standing as of such date, 0.50% of the aggregate principal amount of Tranche A Loans then outstanding or (y) otherwise, 0.75% of the aggregate principal amount of Tranche A Loans then outstanding;

(ii) the 180th day after the Closing Date, the Borrower shall pay on such date to the Administrative Agent for the account of each Tranche A Lender in accordance with its Applicable Percentage of Tranche A Loans a fully earned and non-refundable duration fee in an amount equal to (x) if the Borrower shall have Investment Grade Standing as of such date, 0.75% of the aggregate principal amount of Tranche A Loans then outstanding or (y) otherwise, 1.00% of the aggregate principal amount of Tranche A Loans then outstanding;

(iii) the 270th day after the Closing Date, the Borrower shall pay on such date to the Administrative Agent for the account of each Tranche A Lender in accordance with its Applicable Percentage of Tranche A Loans a fully earned and non-refundable duration fee in an amount equal to (x) if the Borrower shall have Investment Grade Standing as of such date, 1.00% of the aggregate principal amount of Tranche A Loans then outstanding or (y) otherwise, 1.25% of the aggregate principal amount of Tranche A Loans then outstanding.

(d) If the Tranche B Loans have not been repaid in full in cash on or prior to:

(i) the 90th day after the Closing Date, the Borrower shall pay on such date to the Administrative Agent for the account of each Tranche B Lender in accordance with its Applicable Percentage of Tranche B Loans a fully earned and non-refundable duration fee in an amount equal to (x) if the Borrower shall have Investment Grade Standing as of such date, 0.50% of the aggregate principal amount of Tranche B Loans then outstanding or (y) otherwise, 0.75% of the aggregate principal amount of Tranche B Loans then outstanding;

(ii) the 180th day after the Closing Date, the Borrower shall pay on such date to the Administrative Agent for the account of each Tranche B Lender in accordance with its Applicable Percentage of Tranche B Loans a fully earned and non-refundable duration fee in an amount equal to (x) if the Borrower shall have Investment Grade Standing as of such date, 0.75% of the aggregate principal amount of Tranche B Loans then outstanding or (y) otherwise, 1.00% of the aggregate principal amount of Tranche B Loans then outstanding;

(iii) the 270th day after the Closing Date, the Borrower shall pay on such date to the Administrative Agent for the account of each Tranche B Lender in accordance with its Applicable Percentage of Tranche B Loans a fully earned and non-refundable duration fee in an amount equal to (x) if the Borrower shall have Investment Grade Standing as of such date, 1.00% of the aggregate principal amount of Tranche B Loans then outstanding or (y) otherwise, 1.25% of the aggregate principal amount of Tranche B Loans then outstanding.

Section 2.12. Interest.

(a) The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, at any time (x) an Event of Default has occurred and is continuing under clauses (h) or (i) of Article 7 or (y) if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of the Loan, 2% plus the rate otherwise applicable to the Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, upon the request of the Required Lenders, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date applicable to such Loan (or such earlier date on which the Loans become due and payable pursuant to Article 7); provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period (in each case with respect to clause (a), the “Impacted Loans”); or

(b) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as a Base Rate Borrowing.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof. Upon the Administrative Agent’s election to establish an alternative rate of interest pursuant to this paragraph, the Borrower may revoke any pending request for a conversion to or continuation of Eurocurrency Loans without payment of any amount specified in Section 2.15, provided that such repayment is effected promptly upon receipt of such notice.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 135 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) A Lender’s claim for additional amounts pursuant to this Section 2.14 shall be generally consistent with such Lender’s treatment of customers of such Lender that such Lender considers, in its reasonable discretion, to be similarly situated as the Borrower.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

Section 2.16. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any Loan Party or the Administrative Agent shall be required by any applicable Laws (as determined in good faith by the Administrative Agent or Loan Party) to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or any Loan Party, as applicable, to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or any Loan Party, as applicable, under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes on amounts payable under this Agreement or any other Loan Document by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 2.16, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Such Recipient shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Recipient may delete any information therein that Recipient deems confidential). This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) [Intentionally Omitted].

(h) [Intentionally Omitted].

(i) [Intentionally Omitted].

(j) [Intentionally Omitted].

(k) [Intentionally Omitted].

(l) [Intentionally Omitted].

(m) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., New York City time. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office in Dollars and in immediately available funds, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably based on the amount thereof among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably based on the amount thereof among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with Section 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans and to make payments are several and not joint. The failure of any Lender to make any Loan or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payments

(f) Notwithstanding anything herein to the contrary, Goldman Sachs and Goldman Sachs L.P. may allocate prepayments or commitment reductions between them as they shall determine in their sole discretion.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If (1) any Lender requests compensation under Section 2.14, (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (3) any Lender is a Defaulting Lender, (4) any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained, (5) if any Lender is prohibited under applicable Law from making or maintaining, or is not licensed to make or maintain, the Loan or other applicable extensions of credit to the Borrower in accordance with this Agreement or does not consent to any request by the Borrower to include additional jurisdiction (of incorporation, tax residence or otherwise) as a “Permitted Jurisdiction” that is consented to by the Required Lenders or (6) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) in the case of an assignment resulting from an event described in clause (4) above, (A) the applicable assignee shall have consented to the applicable amendment, waiver or consent and (B) after giving effect to such assignment (and any other assignments made in connection therewith), each Lender shall have consented to the applicable amendment, waiver or consent;

(v) in the case of an assignment resulting from a circumstance described in clause (5) above, (A) the applicable assignee shall be permitted under Law and licensed to make and maintain the Loan to the Borrower in accordance with the terms of this

Agreement and (B) after giving effect to such assignment (and to any other assignments made in connection therewith), each Lender shall be permitted under applicable Law and licensed to make and maintain the Loan under this Agreement; and

(vi) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19. [Intentionally Omitted].

Section 2.20. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

Section 2.21. [Intentionally Omitted].

Section 2.22. [Intentionally Omitted].

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lenders on the Effective Date and on the Closing Date that:

Section 3.01. Organization; Powers; Subsidiaries. The Borrower and its Material Subsidiaries are duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, have all requisite power and authority to carry on their respective business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary of the Borrower on or as of a date no earlier than five Business Days prior to the Effective Date. All of the outstanding shares of capital stock and other equity interests on the Effective Date, to the extent owned by the Borrower or any Subsidiary, of each Guarantor and each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable (if applicable) and all such shares and other equity interests are owned, beneficially and of record, by the Borrower or such other Subsidiary on the Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02; provided that any untruth, misstatement or inaccuracy of the foregoing representation in this sentence shall only be deemed a breach of such representation to the extent such untruth, misstatement or inaccuracy is material to the interests of the Lenders. As of the Effective Date, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person other than the Borrower or any Subsidiary to acquire, any shares of any class of capital stock or other equity interests of any Material Subsidiary, except as disclosed on Schedule 3.01.

Section 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitute a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Financial Statements; Financial Condition; No Material Adverse Change.

(a) the Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of Mylan Inc. for each of the three fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 reported on by Deloitte & Touche LLP, independent public accountants, certified by its chief financial officer which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2014, there has been no material adverse change in the business, assets, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05. Properties.

(a) Each Loan Party has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and its Subsidiaries own, or are licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters). There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. Neither the Borrower nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including any Taxes in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.10. Solvency. On the Effective Date and on the Closing Date (after giving effect to the Transactions), the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.11. Acquisition Related Representation. The Arrangement Documents or, as the case may be, the Offer Related Documents (if and when issued), taken as a whole, contain all the material terms of the Arrangement or, as the case may be, the Offer.

Section 3.12. Disclosure. None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Borrower’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.13. Federal Reserve Regulations. No part of the proceeds of the Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 3.14. PATRIOT Act. Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.15. OFAC.

(a) Neither the Borrower, nor any Subsidiary is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”) or a Person sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended);

or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of a country the subject of comprehensive U.S. economic sanctions administered by OFAC (collectively, “OFAC Countries”).

(b) The Borrower represents and covenants that neither the Loan, nor the proceeds from the Loan, will be used, to lend, contribute, provide or has otherwise been made or will otherwise be made available for the purpose of funding any activity or business in any OFAC Countries or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any OFAC Country or who is an OFAC Listed Person, absent valid and effective license and permits issued by the government of the United States or otherwise in accordance with applicable Laws, or in any other manner that will result in any violation by any Lender, the Arrangers or the Administrative Agent of the sanctions administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended).

Section 3.16. Representations as to Foreign Obligors. Each of the Borrower and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property (other than, in case of a Foreign Obligor organized under the laws of the Netherlands, assets located in the Netherlands that are destined for public service and books and records) has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar documentary tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) [Intentionally Omitted].

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE 4

CONDITIONS

Section 4.01. Effectiveness. The obligations of the Lenders under this Agreement are effective as of the date of this Agreement; provided that the obligations of the Lenders hereunder are subject to the satisfaction or waiver of each of the conditions precedent set out in this Section 4.01:

(a) the Administrative Agent (or its counsel) shall have received from (i) each party thereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01) that such party has signed a counterpart of this Agreement;

(b) the Administrative Agent shall have received the executed legal opinions of (i) Cravath, Swaine & Moore LLP, special New York counsel to the Borrower, in form reasonably satisfactory to the Administrative Agent, (ii) Bradley L. Wideman, Esq., Associate General Counsel Securities to the Borrower, in a form reasonably satisfactory to the Administrative Agent and (iii) NautaDutilh New York P.C., Dutch counsel to the Borrower, in form reasonably satisfactory to the Administrative Agent; the Borrower hereby requests such counsel to deliver such opinions;

(c) the Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Effective Date Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrower, the Effective Date Guarantors, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(d) [reserved];

(e) the Lenders shall have received on or prior to the Effective Date all documentation and other information reasonably requested in writing by them at least two business days prior to the Effective Date in order to allow the Lenders to comply with the Patriot Act;

(f) the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(g) the Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting Notes at least three Business Days prior to the Effective Date;

(h) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying (A) that the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents are be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the Effective Date, (B) that no Default or Event of Default shall have occurred or would occur and be continuing on the Effective Date and (C) that there has been no event or circumstance since the date of the audited financial statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(i) the Administrative Agent shall have received a draft of the Announcement, in form and substance satisfactory to Goldman Sachs.

Without limiting the generality of the provisions of the last sentence of clause (c) of Article 8, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Closing Date Borrowing. The obligations of the Lenders to make the Tranche A Loans, Tranche B Loans and Tranche C Loans on the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:

(a) the Effective Date shall have occurred;

(b) [reserved];

(c) (i) where the Acquisition proceeds by way of an Offer, the Offer Effective Date has occurred and the Borrower owns (or immediately after application of the proceeds of the initial Loan on the Closing Date, will own) no less than 80% of the Shares or (ii) where the Acquisition proceeds by way of an Arrangement, the Arrangement Effective Date has occurred and the Borrower owns (or immediately after application of the proceeds of the initial Loan on the Closing Date, will own) 100% of the Shares);

(d) the conditions applicable to the Acquisition contained in the relevant Arrangement Documents or, as the case may be, Offer Related Documents, have been satisfied or amended or waived in accordance with their terms and the terms of this Agreement or as otherwise agreed by the Joint Lead Arrangers, acting reasonably;

(e) the Certain Funds Representations shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the Closing Date, both before and after giving effect to the funding of the Tranche A Loan, Tranche B Loan and Tranche C Loan on the Closing Date and no Certain Funds Event of Default shall have occurred and be continuing, both before and after giving effect to the funding of the Tranche A Loan, Tranche B Loan and Tranche C Loan on the Closing Date;

(f) [reserved];

(g) the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(h) as of the Closing Date, (i) no order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it on the Closing Date, (ii) no injunction or other restraining order shall have been issued by a court of competent jurisdiction which purports to enjoin or otherwise prevent the making of Tranche A Loans, Tranche B Loans or Tranche C Loans or the consummation of the Acquisition and (iii) the making of the Tranche A Loan, the Tranche B Loan or the Tranche C Loan or the consummation of the Acquisition shall not otherwise be unlawful;

(i) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions set forth in paragraphs (c), (d) and (e) above have been satisfied;

(j) where the Acquisition proceeds by way of an Offer, a copy, certified by an officer of the Borrower, of a letter from the Receiving Agent to the Borrower confirming receipt of valid acceptances (in accordance with the acceptance conditions contained in the Offer Document and the Irish Takeover Rules) of at least 80% of the Shares; and

(k) where the Acquisition proceeds by way of an Arrangement, the Administrative Agent shall have received (i) evidence that the Court Order in respect of the Arrangement has been entered and (ii) certified copies of the certificates of the Registrar of Companies in Ireland confirming Registration of the Court Order.

Section 4.03. Certain Funds Period. During the Certain Funds Period (save in circumstances where a condition precedent set forth in Section 4.02 shall fail to be satisfied or, in the case of a particular Lender, it would be illegal for that Lender to participate in making the Loans hereunder), none of the Lenders shall be entitled to:

(i) cancel any of its Commitments;

(ii) rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have;

(iii) refuse to fund any Loans;

(iv) exercise any right of set-off or counterclaim in respect of a funding of Loans; or

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Documents;

provided that immediately upon the expiry of the Certain Funds Period or the occurrence of a Certain Funds Event of Default all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Effective Date until the principal of and interest on the Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2014, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 30, 2015, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit D executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07;

(d) [Intentionally Omitted]

(e) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on DebtDomain, IntraLinks, Syndtrak, ClearPar, or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a “Public Lender”). The Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Borrower or its Subsidiaries (or any of their securities).

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a) the occurrence of any continuing Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction that is not otherwise prohibited under Section 6.03.

Section 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06. Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements and to the extent the Borrower reasonably determines that such inspection, examination or discussion will not violate or result in the waiver of any attorney-client privilege; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants.

Section 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds.

(a) The proceeds of the Tranche A Loans and Tranche C Loans will be applied solely to (i) finance the payments to be made by the Borrower pursuant to the terms of the Offer and under the Squeeze-Out procedures or under the Arrangement or under any undertaking given in respect of the Arrangement, (ii) repay the Target’s outstanding term loans and (iii) pay the Acquisition Costs.

(b) The proceeds of the Tranche B Loan will be applied to prepay the Existing Term Credit Facility and to pay fees and expenses relating thereto.

No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U, and X.

Section 5.09. Guarantees.

(a) As soon as possible and in any event within 3 months of the Closing Date, the Borrower shall cause the Target to Guarantee the Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and shall cause the Target to deliver to the Administrative Agent (A) a joinder to this Agreement in the form attached as Exhibit E, (B) all documents and other information reasonably requested by the Lenders in order to allow the Lenders to comply with the Patriot Act, (C) customary legal opinions substantially similar to those delivered pursuant to Section 4.01(b) (with such changes as may be appropriate to reflect local law concerns), (D) customary closing documents substantially similar to those delivered pursuant to Section 4.01(c) and (E) other documentation required under applicable Laws.

(b) In the event that any Subsidiary of the Borrower incurs (as co-borrower or co-issuer with the Borrower) or guarantees any Indebtedness of the Borrower owed to a Person other than the Borrower or any Subsidiary, in excess of an aggregate principal amount of $350,000,000 for all such Indebtedness of such Subsidiary with respect to the Borrower, then the Borrower shall cause each such Subsidiary to Guarantee the Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders and shall cause each such Subsidiary to deliver to the Administrative Agent (A) a joinder to this Agreement in the form attached as Exhibit E, (B) all documents and other information reasonably requested by the Lenders in order to allow the Lenders to comply with the Patriot Act, (C) customary legal opinions substantially similar to those delivered pursuant to Section 4.01(b) (with such changes as may be appropriate to reflect local law concerns), (D) customary closing documents substantially similar to those delivered pursuant to Section 4.01(c) and (E) other documentation required under applicable Laws; provided that, in the event that the Administrative Agent receives evidence reasonably satisfactory to it that any such Guarantor has been released from such obligations in excess of an aggregate principal amount of $350,000,000 for all such Indebtedness of such Subsidiary, then at the request of the Borrower, such Guarantor shall be released from the Guarantee Agreement (and for the avoidance of doubt, such release shall not require the approval of the Lenders) so long as at the time of and after giving effect to such release, all of such Guarantor’s then outstanding Indebtedness would then be permitted to be incurred at such time under Section 6.01 (other than, in the case of the Borrower, Section 6.01(p)) (treating, for this purpose, all Indebtedness of such Guarantor as being incurred at the time of such release).

Section 5.10. Offer Related Covenants. Where the Acquisition proceeds by way of an Offer, the Borrower shall:

(a) dispatch the Offer Document as soon as practicable and in any event within 28 days of the date of issue of the Announcement or, if the Announcement includes a pre-condition to the Offer, within 28 days of the waiver or satisfaction of that pre-condition (or on or before such later date as the Panel may permit);

(b) procure that (i) the terms of the Offer as set out in the Announcement are not inconsistent with, or contrary to, the terms of the draft Announcement delivered to the Administrative Agent pursuant to the terms of Section 4.01(i) of this Agreement in any respect which is materially adverse to the interests of the Lenders and (ii) the terms of the Offer Document are not inconsistent with, or contrary to, the terms of the Announcement unless, in each case, the Administrative Agent has approved in writing such change in advance or it is required by the Panel;

(c) not, without the consent of the Administrative Agent (acting on the instructions of the Required Lenders), waive or amend the 80% acceptance level condition of the Offer;

(d) to the extent it is able to do so in compliance with applicable law or confidentiality obligations, keep the Administrative Agent and the Arrangers informed as to any developments in relation to the Offer to the extent material to the interests of the Lenders and promptly on reasonable request provide the Administrative Agent and the Arrangers with information as to the progress of the Offer and with any material information received in relation to the Offer;

(e) not increase, and procure that there is no increase in, the amount of cash payable by the Borrower in respect of the Shares pursuant to the Offer or otherwise vary the cash consideration payable pursuant to the Offer in each case above the level agreed with the Arranger (including, without limitation, as a result of any open market purchase or privately negotiated purchase at a higher price resulting in a mandatory increase in the cash consideration payable pursuant to any Offer Related Document);

(f) not take any action (and procure, so far as it is able to do so, that no person Acting in Concert (as defined in the Irish Takeover Panel Act of 1997 (as amended)) with it or otherwise, takes any action) which would compel it (or any person Acting in Concert with it) to make an offer to shareholders in the Target under Rule 9 of the Takeover Rules 2013 of Ireland;

(g) not without the prior written consent of the Administrative Agent, purchase any Shares other than under the Offer; and

(h) in the event that the Offer is to be switched to an Arrangement, (i) promptly inform the Administrative Agent, (ii) within 15 Business Days procure that the Arrangement Announcement is issued, (iii) deliver to the Administrative Agent (A) a notice of conversion and immediately thereafter, (B) the Arrangement Documents and the Transaction Agreement and (iv) except as consented to by the Administrative Agent in writing or otherwise required by the Panel, ensure that the terms and conditions of the Arrangement contained in the Arrangement Announcement and any Arrangement Document are consistent in all material respects with those contained in the Offer Related Documents (to the extent applicable for an Arrangement).

Section 5.11. Arrangement Related Covenants. Where the Acquisition proceeds by way of an Arrangement (provided that the Borrower shall provide the Administrative Agent and the Lenders with prior written notice of any election to proceed by way of an Offer rather than an Arrangement), the Borrower shall:

(a) procure that the Target dispatches the Arrangement Circular as soon as practicable and in any event within 28 days of the date of issue of the Announcement or, if the Announcement includes a pre-condition to the Offer, within 28 days of the waiver or satisfaction of that pre-condition (or on or before such later date as the Panel may permit) or, if later, promptly after the date on which the Court convenes a meeting of the holders of the Shares to consider the Arrangement;

(b) procure that (i) if the first Announcement issued in connection with the Acquisition is an Arrangement Announcement, the terms of the Arrangement Announcement are not inconsistent with, or contrary to, the terms of the draft Announcement delivered to the Administrative Agent pursuant to Section 4.01(i) of this Agreement in any respect which is materially adverse to the interests of the Lenders and (ii) the terms of the Arrangement Circular are not inconsistent with, or contrary to, the terms of the Arrangement Announcement unless, in each case, the Administrative Agent has approved in writing such change in advance or it is required by the Panel or the Court;

(c) to the extent it is able to do so in compliance with applicable law or confidentiality obligations, keep the Administrative Agent and the Arranger informed as to any developments in relation to the Arrangement to the extent material to the interests of the Lenders and promptly on reasonable request provide the Administrative Agent and the Arranger with information as to the progress of the Arrangement and with any material information received in relation to the Arrangement;

(d) not increase, and procure that there is no increase in, the amount of cash payable by the Borrower in respect of the Shares pursuant to the Arrangement or otherwise vary the cash consideration payable pursuant to the Arrangement in each case above the level agreed with the Arranger (including, without limitation, as a result of any open market purchase or privately negotiated purchase at a higher price resulting in a mandatory increase in the cash consideration payable pursuant to any Arrangement Document); and

(e) not take any action (and procure, so far as it is able to do so, that no person Acting in Concert (as defined in the Irish Takeover Panel Act of 1997 (as amended)) with it or otherwise, takes any action) which would compel it (or any person Acting in Concert with it) to make an offer to shareholders in the Target under Rule 9 of the Takeover Rules 2013 of Ireland.

Section 5.12. Other Acquisition Related Covenants.

The Borrower shall:

(a) comply in all respects with its obligations under the Arrangement and the Arrangement Documents or, as the case may be, the Offer and the Offer Related Documents, in each case, where non-compliance would be materially prejudicial to the interests of the Lenders under the Loan Documents;

(b) comply in all respects with its obligations under the Irish Takeover Rules, the Irish Companies Acts 1963 to 2013 and all other applicable Laws or regulatory requirements relevant in the context of the Takeover (subject to any applicable waivers by the Panel), in each case, where non-compliance would be materially prejudicial to the interests of the Lenders under the Loan Documents;

(c) not waive or amend or agree to any waiver or amendment of any term of the Offer, the Arrangement or, as the case may be, the Arrangement Documents or the Offer Related Documents which (i) has the effect of varying the cash consideration payable pursuant to the Offer or the Arrangement otherwise than in accordance with Section 5.10(e) or 5.11(d) (as applicable); (ii) has the effect of amending or waiving the 80% acceptance level condition to the Offer; or (iii) affects the conditionality of the Offer, in each case without obtaining the prior written consent of the Administrative Agent (x) unless (A) the Borrower is required to do so by the Irish Takeover Rules or the Panel or (B) the Borrower is required by a court of competent jurisdiction to do so and (y) except any extension of the period in which holders of Shares may accept the terms of the Offer, or as the case may be, the Arrangement; provided that such extended period ends on or before the end of the Certain Funds Period;

(d) [reserved];

(e) [reserved];

(f) promptly supply to the Administrative Agent and the Arranger (subject to applicable legal or regulatory restrictions on disclosure of such information, including any requirements of the Irish Takeover Rules) (i) a copy of any Arrangement Document or Offer Related Document and (ii) copies of all material documents, certificates, notices or announcements received or issued by or on behalf, the Borrower or any of its Affiliates in relation to the Acquisition and any material documents or statements issued by the Panel or any other regulatory authority in relation to the Acquisition;

(g) deliver to the Administrative Agent and the Arranger copies of, all publicity material, Announcements and announcements intended to be published in relation to the Acquisition or the Loan (other than the Arrangement Documents or the Offer Related Documents) as soon as practicable prior to their publication, unless otherwise required by the Irish Takeover Rules, the Panel, any regulation, any applicable stock exchange, any applicable government or other regulatory authority and shall not publish any such other publicity material, Announcements or announcements relating to the Lenders or the Loan without the prior written consent of the Administrative Agent;

(h) [reserved]; and

(i) issue the Announcement within ten (10) Business Days of the date of this Agreement.

Section 5.13. Post-Effectiveness Matters.

(a) If the Offer Effective Date occurs, the Borrower shall promptly commence the Squeeze-Out procedures in respect of those Shares that have not been assented to the Offer and shall ensure that within two weeks thereafter notices in the prescribed form are given to the holders of such Shares that the Borrower desires to acquire such Shares in accordance with the Squeeze-Out procedures.

(b) After:

(i) where the Acquisition proceeds by means of an Offer, the Offer Effective Date (unless following the occurrence of the Offer Effective Date, the Borrower is prohibited from re-registering the Target as a private company pursuant to Sections 14 and 15 of the Companies (Amendment) Act, 1983 by reason only of the Target having more than ninety-nine shareholders), the Borrower shall procure that, as soon as possible and in any event within 3 months of the Offer Effective Date (i) the Target shall be re-registered as a private company pursuant to Sections 14 and 15 of the Companies (Amendment) Act, 1983; and

(ii) where the Acquisition proceeds by means of an Arrangement, the Arrangement Effective Date, the Borrower shall procure that as soon as possible and in any event within three months of the Arrangement Effective Date (i) the Target shall be registered as a private company pursuant to Section 14 and 15 of the Companies (Amendment) Act 1983.

(c) The Borrower shall use its best endeavors to procure that, by no later than the expiry of the Certain Funds Period, the constitutional documents of the Target shall be amended so that it shall have the right to acquire any Shares which are required to be issued by the Target pursuant to any rights of any person under any option scheme and evidence shall be provided to the Administrative Agent of such amendment.

ARTICLE 6

NEGATIVE COVENANTS

From the Effective Date until the principal of and interest on the Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 or that could be incurred on the Effective Date pursuant to commitments set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c) (i) Indebtedness of any Subsidiary that is not a Loan Party owing to (x) a Loan Party or (y) any other Subsidiary; and (ii) Guarantees of Indebtedness of any other Subsidiary that is not a Loan Party by any other Subsidiary, to the extent such Indebtedness is otherwise permitted under this Agreement;

(d) (i) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed the greater of (x) $150,000,000 and (y) 1.05% of Consolidated Total Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by clause (i) of this clause (d);

(e) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(f) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed at any time outstanding (x) $600,000,000, in the case of all Domestic Subsidiaries and (y) $250,000,000, in the case of all other Subsidiaries;

(g) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(h) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;

(i) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article 7;

(j) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or Section 6.03;

(k) Indebtedness in respect of letters of credit denominated in currencies other than Dollars in an aggregate amount outstanding not to exceed the greater of the foreign currency equivalent of (x) $125,000,000 and (y) 0.85% of Consolidated Total Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(l) Indebtedness in respect of card obligations, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) Foreign Jurisdiction Deposits;

(o) (i) so long as the Borrower is in compliance with Section 6.07 on a Pro Forma Basis as of the last day of the most recently completed Test Period (for which financial statements have been delivered pursuant to Section 5.01(a) or (b)), other Indebtedness in an aggregate amount, when aggregated with the amount of Indebtedness of the Loan Parties secured by Liens pursuant to Section 6.02(r), not to exceed the greater of (x) $900,000,000 and (y) 15% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted by clause (i) of this clause (o);

(p) (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof; provided that, after giving effect to the acquisition of such Person, on a Pro Forma Basis, the Borrower would be in compliance with Section 6.07 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.10(b) and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (p);

(q) Indebtedness supported by a letter of credit under the Revolving Credit Agreement, in a principal amount not to exceed the face amount of such letter of credit;

(r) Indebtedness in respect of Investments permitted by Section 6.05(q);

(s) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) above;

(t) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Netherlands Civil Code in respect of a group company of the Borrower and any residual liability with respect to such guarantees arising under Section 2:404 of the Netherlands Civil Code;

(u) any joint and several liability arising by operation of Law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes or its equivalent in any other relevant jurisdiction of which any Subsidiary is or has been a member; and

(v) until the date that is 90 days after the Closing Date, Indebtedness of the Target and its Subsidiaries existing at the time of the Acquisition.

Section 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any Property of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(c) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary (other than the proceeds or products of the Property covered by such Lien and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Permitted Refinancing Indebtedness in respect thereof;

(d) (i) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness incurred to fund the acquisition of such assets in an aggregate principal amount not to exceed the greater of $150,000,000 and 1.05% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or any Permitted Refinancing Indebtedness in respect of the foregoing)), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary, except for accessions to such fixed or capital assets covered by such Lien, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender;

(e) rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(f) Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities; provided that a Lien shall be permitted to be incurred pursuant to this clause (f) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (f) would not exceed (x) $600,000,000, in the case of all Domestic Subsidiaries and (y) $250,000,000, in the case of all other Subsidiaries;

(g) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to dispose of any Property in a disposition permitted under this Agreement including customary rights and restrictions contained in such agreements;

(h) Liens on cash, cash equivalents or other assets securing Indebtedness permitted by Section 6.01(g);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Loan Party or any Subsidiary in the ordinary course of business;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(n) rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(p) Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(q) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture;

(r) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (r) only if at the time such Lien is incurred the aggregate principal amount of Indebtedness secured at such time (including such Lien) by Liens outstanding pursuant to this clause (r) (when taken together, without duplication, with the amount of obligations outstanding pursuant to Section 6.01(o)) would not exceed the greater of (x) $900,000,000 and (y) 15% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or any Permitted Refinancing Indebtedness in respect of the foregoing);

(s) Liens on any Property of the Borrower or any Subsidiary in favor of the Borrower or any other Subsidiary;

(t) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(v) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(w) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unpaid insurance premiums under the insurance policy related to such insurance premium financing arrangement;

(x) Liens on Cash Equivalents deposited as cash collateral on letters of credit as contemplated by the Revolving Credit Agreement;

(y) Liens on any Property of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary that is otherwise permitted under Section 6.01;

(z) Liens on equity interests of any Person formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the Borrower and its Subsidiaries in which the Borrower or any Subsidiary has made an investment and Liens on the rights of the Borrower and its Subsidiaries under any agreement relating to any such investment;

(i) any Lien, including any netting or set-off, arising by operation of Law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes of which any Subsidiary is or has been a member;

(ii) Liens over bank accounts arising under the articles 24 or 25 of the general terms and conditions (Algemene Bankvoorwaarden) of any member of the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions; and

(iii) Liens on Equity Interests of the Target constituting Margin Stock to the extent that the value of Margin Stock so encumbered exceeds 25% of the value of all other property and assets of the Borrower or any Subsidiary subject to this Section 6.02.

Section 6.03. Fundamental Changes. The Borrower will not merge into or consolidate with or transfer all or substantially all of its assets to any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that,

(a) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, the Borrower may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of the Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation organized under the laws of either (x) a State in the United States, (y) the jurisdiction of organization of the Borrower or (z) a Permitted Jurisdiction (provided, that, at such time, each Lender shall be permitted under applicable Laws and shall be licensed to maintain the Loan at such Person in such Permitted Jurisdiction in accordance with the terms of this Agreement and the other Loan Documents) and shall take all actions as may be required to preserve the enforceability of the Loan Documents and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement comply with this Agreement; and

(b) subject to the other terms and conditions set forth in the Agreement, the Borrower may consummate the Acquisition.

Section 6.04. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests; (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Subsidiaries in an amount not to exceed $20,000,000 in any fiscal year (with any unused amount of such base amount available for use in the next succeeding fiscal year); (d) the Borrower may make Restricted Payments so long as no Event of Default has occurred and is continuing; (e) repurchases of Equity Interests in any Loan Party or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (f) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower; (g) payments made to exercise, settle or terminate any Permitted Warrant Transaction (A) by delivery of the Borrower’s common stock, (B) by set-off against the related Permitted Bond Hedge Transaction, or (C) with cash payments in an aggregate amount not to exceed the aggregate amount of any payments received by the Borrower or any of its Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Permitted Convertible Indebtedness and, in the case of any Permitted Warrant Transaction related to the Cash Convertible Notes, any cash payments made, in each case, to the extent that the aggregate amount of such payments exceeds the stated principal amount of the Cash Convertible Notes; (h) payments made in connection with any Permitted Bond Hedge Transaction; and (i) the Borrower may make Restricted Payments pursuant to the arrangements set forth in Schedule 6.04.

Section 6.05. Investments. The Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a) Investments by the Borrower or a Subsidiary in cash and Cash Equivalents;

(b) loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary;

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) (i) Investments existing or contemplated on the Effective Date and set forth on Schedule 6.05(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by the Borrower or any Subsidiary in the Borrower or any other Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(f) Investments in Swap Agreements in the ordinary course of business;

(g) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(i) Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(j) any Investment; provided that (i) in the case of the Acquisition, no Certain Funds Events of Default shall have occurred and be continuing at the time of such Acquisition and (ii) other than with respect to the Acquisition, no Event of Default has occurred and is continuing at the time such Investment is made;

(k) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(l) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(m) lease, utility and other similar deposits in the ordinary course of business;

(n) [Intentionally Omitted];

(o) customary Investments in connection with Permitted Receivables Facilities;

(p) Permitted Bond Hedge Transactions which constitute Investments;

(q) Investments in limited liability companies formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for Federal tax benefits allocable to the Borrower and its Subsidiaries, including capital contributions and purchase price payments in respect thereof, so long as the Borrower determines in good faith that the amount of such tax benefits is expected to exceed the amount of such Investments; provided that, in the event that all Investments made in reliance on this clause (q) exceeds $125,000,000 in any fiscal year of the Borrower, the Borrower shall promptly provide the Administrative Agent with a certificate signed by a Financial Officer setting forth a reasonably detailed calculation of the amount of such Investments made (or to be made) in such fiscal year and the expected tax benefits from such Investments;

(r) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any disposition not prohibited under this Agreement or Restricted Payments permitted by Section 6.04, so long as no Event of Default has occurred and is continuing at the time of such agreement relating to such disposition or Restricted Payment; and

(s) Investments of the Target or its Subsidiaries existing on the Closing Date and any modification, replacement, renewal, reinvestment or extension thereof.

Section 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Borrower or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04, (f) employment, incentive, benefit, consulting and severance arrangements entered into (i) in the ordinary course of business or (ii) set forth in Schedule 6.06, in each case, with officers, directors, consultants and employees of the Borrower or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.06 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Borrower), (h) the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests of the Borrower and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Borrower or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which is set forth on Schedule 6.06, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.06(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Effective Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Borrower, its Subsidiaries and joint ventures in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement, (m) transactions effected as a part of a Qualified Receivables Transaction, (n) the provision of services to directors or officers of the Borrower or any of its Subsidiaries of the nature provided by the Borrower or any of its Subsidiaries to customers in the ordinary course of business and (o) transactions approved by the Audit Committee of the Board of Directors of the Borrower in accordance with the Borrower’s policy regarding related party transactions in effect from time to time.

Section 6.07. Financial Covenant. The Borrower will not permit the Consolidated Leverage Ratio as of any March 31, June 30, September 30 or December 31 occurring after the Effective Date to 4.75 to 1.00.

Section 6.08. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(i), Section 5.08, Section 5.10 (other than paragraphs (a), (d) and (h)(i), (ii) and (iii)), Section 5.11 (other than paragraphs (a) and (c)), Section 5.12 (other than paragraphs (f) and (g)), Section 5.13, Article 6 or the Fee Letter;

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) any Loan Party or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Swap Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which any Loan Party or any Material Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by any Loan Party or any Material Subsidiary as a result thereof is greater than $200,000,000 and any Loan Party or any Material Subsidiary fails to pay such termination value when due after applicable grace periods.

(g) the Borrower or any Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets; (ii) any “change of control” put arising as a result of the Acquisition in respect of any senior notes, bonds, retail bonds or other Indebtedness of the Target or its subsidiaries outstanding on the Closing Date or (iii) any “change of control” default arising as a result of the Acquisition in respect of any Indebtedness of the Target or its subsidiaries outstanding on the Closing Date except to the extent that such default remains unremedied for a period of thirty (30) days after the Closing Date;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examination or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days (or, in either case, an order or decree approving or ordering any of the foregoing shall be entered);

(i) any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examination or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $200,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against any Loan Party, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of the Borrower or any Subsidiary under Sections 401(a)(29) or 430(k) of the Code or under Section 4068 of ERISA;

(m) a Change in Control shall occur;

(n) at any time any material provision of any Guarantee Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations or pursuant to the provisions of Section 5.09, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Guarantee Agreement; or any Loan Party denies in writing that it has any further liability or obligations under any Guarantee Agreement (other than as a result of repayment in full of the Obligations and termination of the Commitments or pursuant to the proviso set forth in Section 5.09), or purports in writing to revoke or rescind any Guarantee Agreement, in each case with respect to a material provision of any such Guarantee Agreement, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article under the U.S. Bankruptcy Code), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, (x) subject to Section 4.03, terminate the Commitments, and thereupon the Commitments shall terminate immediately and (y) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article under the U.S. Bankruptcy Code, the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8

THE ADMINISTRATIVE AGENT

(a) Each of the Lenders hereby irrevocably appoints Goldman Sachs as its agent and authorizes Goldman Sachs to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f) (i)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default under clause (a), (b), (h) or (i) of Article 7 shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent, and the Borrower in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Required Lenders in consultation with the Borrower shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, of the appointment of a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h) [Intentionally Omitted].

(i) The Lenders irrevocably agree that any Guarantor shall be automatically released from its obligations under the applicable Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required by Section 9.02) will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the applicable Guarantee pursuant to this paragraph (i). The Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the applicable Guarantee.

(j) Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of such Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower (with respect to the notice address for the Loan Parties), and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or any of their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Loan Party unless due to such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that the waiver of any Default shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of the Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or (vi) release all or substantially all of the Guarantors from their obligations under any Guarantee Agreement (other than pursuant to the proviso set forth in Section 5.09(a)), without the consent of each Lender; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, and (2) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency. Notwithstanding anything to the contrary herein (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder which does not require the consent of each affected Lender (it being understood that Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders) and (y) no amendment, waiver or modification may affect one Tranche of Lenders adversely vis-à-vis any other Tranche of Lenders in respect of the right to or priority of payments or Guarantees without the consent of Lenders with Loans or Commitments, as applicable, aggregating more than 50% of the aggregate principal amount of Loans or Commitments, as applicable, of such adversely affected Tranche of Lenders.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arranger and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for each party in the event of a conflict of interest), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b) The Borrower shall indemnify the Administrative Agent, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by the Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates or controlling Persons (such persons, the “Related Indemnitee Parties”), (B) the material breach of this Agreement or any other Loan Document by such Indemnitee or any of its Related Indemnitee Parties or (C) any dispute solely among Indemnitees (other than any dispute involving claims against the Administrative Agent and any Arranger, in each case in its capacity as such) and not arising out of any act or omission of the Borrower or any of its Affiliates. In addition, such indemnity shall not, as to any Indemnitee, be available with respect to any settlements effected without the Borrower’s prior written consent.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable Laws, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, the Loan or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit the Borrower’s indemnification obligations set forth in this Section 9.03. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

Section 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it or its Commitments hereunder); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided that (x) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU 575/2013)) has been published by the competent authority, the value of the rights assigned or transferred is at least €100,000 (or its equivalent in another currency) or (y) as soon as the interpretation of the term “public” has been published by the competent authority, the Lender is not considered to be part of the public on the basis of such interpretation.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan being assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) (i) during the period from the Effective Date through and including the date that is 45 days after the Effective Date, the consent of the Borrower (in its sole discretion) shall be required, except in the case of an assignment to a Lender or its Affiliate, an Approved Fund of a Lender or a Designated Lender and (ii) thereafter, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless either (x) an Event of Default pursuant to clause (a), (b), (h) or (i) of Article 7 has occurred and is continuing at the time of such assignment or (y) the assignment is to a Lender or its Affiliate, an Approved Fund of a Lender or a Designated Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; notwithstanding the foregoing, from and after the day that is 45 days after the Effective Date and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the Lenders may assign their rights or obligations under this Agreement prior to the Closing Date without the consent of the Borrower provided that if any assignee (other than a Designated Lender) defaults in its obligation to provide its pro rata share of any extension of credit hereunder to be made on the Closing Date, then that assigning Lender agrees to and shall provide on the Closing Date the amount that such assignee was obligated to provide pro rata with the amount that the assigning Lender has assigned to such assignee; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for all assignments

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, confirm its status pursuant to Section 2.16(i) and, if applicable, deliver its scheme reference number and its jurisdiction of tax residence pursuant to Section 2.16(h)(ii).

(v) No Assignment to Loan Parties. No such assignment shall be made to any Loan Party or any Loan Party’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of the Loan in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) and interest thereon of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loan or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or results from a Change in Law after the sale of such participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the borrowing of the Loan on the Closing Date, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the Obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b) The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way related to this Agreement in any forum other than the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Borrower and each Guarantor hereby appoints Mylan Inc. as its agent for service of process with respect to any matters relating to this Agreement or any other Loan Document. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that (other than in the case of any disclosure to a regulator or examiner during a routine examination) to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e)in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of any Loan Party or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 9.13. USA PATRIOT Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower and each other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C)the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16. Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.17. Joint and Several. The Obligations under the Loan Documents may be enforced by the Administrative Agent and the Lenders against the Borrower or any Loan Party or all Loan Parties in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion. The Borrower and each Loan Party hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower or any other Loan Party due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied.

Section 9.18. Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 7 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.17(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article 7 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.17(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.19. Netherlands Loan Party Representation. If any Loan Party incorporated under the laws of the Netherlands, including the Borrower, is represented by an attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this Agreement) or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged an accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

ARTICLE 10

GUARANTEE

Section 10.01. Guarantee. Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent for its benefit and for the benefit of the Lender Parties, and their permitted indorsees, transferees and assigns, the prompt and complete payment and performance of the Obligations. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents in respect of the Obligations shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02). Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 10.01 or affecting the rights and remedies of the

Administrative Agent or any other Lender Party hereunder. The guarantee contained in this Section 10.01 shall remain in full force and effect until all the Obligations (other than contingent indemnification and contingent expense reimbursement obligations) shall have been satisfied by payment in full in cash. Except as provided in Section 10.12, no payment made by any of the Guarantors, any other Loan Party or any other Person or received or collected by the Administrative Agent or any Lender from any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full in cash. Notwithstanding any other provision of this Article 10 (Guarantee) the guarantee and other obligations of any Guarantor organized under the laws of the Netherlands expressed to be assumed in this Article 10 (Guarantee) shall be deemed not to be assumed by such Guarantor organized under the laws of the Netherlands to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:98c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Guarantors organized under the laws of the Netherlands will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition. Notwithstanding any other provision of this Article 10, this Guarantee Agreement does not apply to any liability to the extent that it would result in this Guarantee Agreement constituting unlawful financial assistance within the meaning of the Act.

Section 10.02. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Loan Party to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lender Parties for the full amount guaranteed by such Guarantor hereunder.

Section 10.03. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Lender Party, no Guarantor shall seek to enforce any right of subrogation in respect of any of the rights of the Administrative Agent or any other Lender Party against any Loan Party or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Lender Party for the payment of the Obligations, nor shall any Guarantor seek any contribution or reimbursement from any other Loan Party in respect of payments made by such Guarantor under this Article 10, until all amounts owing to the Administrative Agent and the other Lender Parties by the Loan Parties on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Lender Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. For the avoidance of doubt, nothing in the foregoing agreement by the Guarantor shall operate as a waiver of any subrogation rights.

Section 10.04. Amendments, etc., with Respect to the Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Loan Party and without notice to or further assent by any Loan Party, any demand for payment of any of the Obligations made by the Administrative Agent or any other Lender Party may be rescinded by the Administrative Agent or such Lender Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Lender Party, and this Agreement and the other Loan Documents, any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem reasonably advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Lender Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

Section 10.05. Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Lender Party upon the guarantee contained in this Article 10 or acceptance of the guarantee contained in this Article 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 10; and all dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent and the other Lender Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 10. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article 10, to the fullest extent permitted by applicable Laws, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Lender Party,(b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any other Lender Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Guarantor under the guarantee contained in this Article 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Lender Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Lender Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings

Section 10.06. Reinstatement. Subject to Section 5.09 and Section 10.12, this Guarantee Agreement is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guarantee Agreement are indefeasibly paid in full in cash. Notwithstanding the foregoing, this Guarantee Agreement shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Lender Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Guarantee Agreement and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guarantee Agreement.

Section 10.07. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guarantee whether or not the Borrower or any other Person or entity is joined as a party.

Section 10.08. Payments. All payments by each Guarantor under this Guarantee Agreement shall be made in the manner, at the place and in the currency for payment required by this Agreement and the other Loan Documents. The obligations of each Guarantor hereunder shall not be affected by any acts of any legislative body or Governmental Authority affecting such Guarantor or the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of such Guarantor’s or the Borrower’s property, or by economic, political, regulatory or other events in the countries where such Guarantor or the Borrower is located.

Section 10.09. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guarantee Agreement, to the indefeasible payment in full in cash of all Obligations; provided, however, that the foregoing subordination shall not be given effect until such time as the Lender Parties shall have made a request to the Borrower pursuant to the second sentence of this Section 10.09. At any time any Event of Default shall have occurred and be continuing, if the Lender Parties so request, any such obligation or indebtedness of any Loan Party to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such under this Guarantee Agreement.

Section 10.10. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Lender Parties.

Section 10.11. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Guarantor requires, and that none of the Lender Parties has any duty, and Guarantor is not relying on the Lender Parties at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

Section 10.12. Releases. At such time as the Loan and the other Obligations (other than contingent indemnification and contingent expense reimbursement obligations) shall have been paid in full, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. The Guarantee of any Guarantor hereunder shall be released to the extent (and in the manner) expressly set forth in Section 5.09 or in the event such Guarantor ceases to be a Subsidiary in a transaction not prohibited by the terms of this Agreement.

Section 10.13. Arrangement. The obligations and liabilities of the Guarantors under this Agreement shall not be affected by any reduction occurring in, or other arrangement being made relating to the liabilities of any Loan Party to the Lender Parties as a result of any arrangement or composition, made pursuant to any of the provisions of the Irish Companies (Amendment) Act 1990 or any analogous provisions in any other jurisdiction or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, examiner, liquidator, receiver or any similar officer or any analogous event occurring under the laws of any relevant jurisdiction to any Loan Party or over all or a substantial part of the assets (as the case may be) of any Loan Party and each Guarantor hereby agrees with and to the Lender Parties that the amount recoverable by the Lender Parties from the Guarantors hereunder will be and will continue to be the full amount which would have been recoverable by the Lender Parties from any such Guarantor in respect of any such Guarantor’s liabilities had no such arrangement or composition or event as aforesaid been entered into.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower: MYLAN N.V.

By:	/s/ John D. Sheehan
Name: John D. Sheehan
Title: Executive Vice President and Chief Financial Officer

Guarantor: MYLAN INC.

By:	/s/ John D. Sheehan
Name: John D. Sheehan
Title: Executive Vice President and Chief Financial Officer

GOLDMAN SACHS BANK USA, as Administrative Agent and Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory